Execution Copy

INDEPENDENT CONTRACTOR AGREEMENT

This Independent Contractor Agreement (this "Agreement") is made as of April 19, 2024 between:

ADURO ENERGY INC. (the "Corporation")

- and -

W. MARCUS TRYGSTAD (the "Contractor")

RECITALS

A. The business of the Corporation includes developing, protecting, and commercializing chemical technology for transforming lower-value feedstocks into higher-value products, including Hydrochemolytic™ technology (HCT) for upcycling waste plastics and for upgrading renewable oils, plastics, and heavy oils to obtain higher-value products (the "Technology").

B. The Contractor has relevant knowledge, skills, and capabilities in the fields of chemistry, chemical technology, and intellectual property protection generally, including as the foregoing may relate to the Technology.

C. The Contractor has previously and continuously provided services to the Corporation as an independent contractor since on or about April 23, 2021 without previously having entered into a written agreement in respect thereto.

D. The Corporation wishes to continue to retain the benefit of the Contractor's knowledge, skills, and capabilities to support development, protection, and commercialization of the Technology, on the terms and conditions set out in this Agreement, pursuant to which the Contractor will continue to provide independent services to the Corporation as hereinafter set forth.

NOW THEREFORE in consideration of the premises and the mutual covenants and agreements hereinafter contained, the parties hereto hereby mutually covenant and agree as follows:

Section 1 Services

1.1. Services. The parties acknowledge and agree that the Contractor performed the work, tasks, and associated responsibilities typically performed by a Chief Technology Officer for the Corporation for the period from April 23, 2021 to April 14, 2024, without previously having entering into a written agreement in respect thereto. As of April 15, 2024, the Corporation hereby engages the Contractor to perform the work, tasks, and associated responsibilities typically performed by a Principal Scientist, focusing on the development and protection of the intellectual property of the Corporation, and that such services as Principal Scientist going forward are referred to as the "Services". The Contractor agrees to perform and carry out faithfully the Services and to comply with all lawful and reasonable instructions as may from time to time be given by the Corporation with respect to the same. The parties acknowledge that the time required to perform the Services may vary week to week, and month to month, provided that it is agreed that the Contractor is not obligated to work more than 160 hours per month, and that the compensation for the Contractor agreed to in Section 4 is contingent on such agreement.

1.2. Standard of Services. The Contractor represents and warrants to the Corporation that the Contractor has and will have the skills and experience required to perform the Services, and that the Contractor shall execute and perform the Services in a professional manner that includes application of knowledge and skills with integrity and with appropriate thoroughness in accordance with relevant industry standards. The Contractor agrees at all times to provide the Services in accordance with all applicable laws and regulations. The Corporation acknowledges and agrees that it is solely responsible for the use (or non- use) of any work product, standards, direction, recommendations, or any and all advice furnished by the Contractor in connection with the Technology.

1.3. Equipment and Tools. The Contractor shall provide, at the Contractor's risk and expense, all equipment and tools that may be required to perform the Services. The parties acknowledge that the Corporation has furnished one laptop computer to the Contractor for use in performing the Services.

1.4. Licenses and Permits. The Contractor shall be responsible for obtaining all necessary licenses and permits and for complying with all applicable laws, codes, regulations and orders in connection with the provision of the Services. The Contractor shall provide the Corporation with adequate evidence of the Contractor's compliance with this requirement upon request by the Corporation. The parties acknowledge that the Corporation has not requested that the Contractor obtain any specific licenses or permits since the Contractor's engagement start date of April 23, 2021.

1.5. No Office Space. The Corporation will not provide the Contractor with an office or any other space from which to perform the Professional Services, and the Contractor shall have the sole control and discretion as to where and when to perform the Services. Upon mutual agreement, the Contractor may from time to time have access to the workplace of the Corporation in connection with the performance of the Services.

1.6. Services Non-Exclusive. Subject to Section 8, Section 9.2 and Section 9.3, the Contractor may provide similar or other services to third parties, provided that such other services do not interfere with the provision of the Services and provided further that such other services are not for the benefit of any person, corporation or enterprise whose business directly competes with the Corporation in respect of the Technology, unless the Contractor obtains the prior written authorization of the Corporation.

Section 2 Term

The term of this Agreement shall be for an indefinite term commencing on the date hereof and ending on the date on which this Agreement is terminated in accordance with Section 3. The parties acknowledge that the start date for the Contractor being engaged as an independent contractor by the Corporation is April 23, 2021.

Section 3 Termination

3.1. Termination by Notice. Notwithstanding anything to the contrary, this Agreement may be terminated by either party giving the other party 30 days prior notice in writing in which event the Contractor shall continue to accrue and receive compensation through to the date of termination indicated in the termination notice and no more.

3.2. Termination by Mutual Agreement. This Agreement may be terminated by mutual agreement of the Parties in writing, in which event the Contractor shall continue to accrue and receive compensation through to the date of termination reached pursuant to such mutual agreement and no more.

3.3. Termination for Material Breach. This Agreement may be terminated at any time by one party giving notice in writing to the other party of a material breach of the provisions of this Agreement, and to the extent such breach is not remedied (to the reasonable satisfaction of the non-breaching party) with 30 days from the date of such notice. The termination date of this Agreement shall be the day following the expiry of such 30-day cure period, in which event the Contractor shall continue to accrue and receive compensation through to the later of the date of termination indicated in the termination notice or the 30- day cure period, and no more. The parties agree that a material breach of the Contractor shall include if the Contractor or any of its representatives:

(a) breaches any of its duties or obligation in Section 8 (Confidentiality and Non-Disclosure) or Section 9 (Restrictive Covenants);

(b) is guilty of theft, fraud, willful misconduct, or willful neglect in the workplace;

(c) is persistently dishonest, habitually incompetent, or neglectful of the Contractor's duties or responsibilities; or

(d) harasses or abuses the Corporation's employees, investors, customers / clients / suppliers or other stakeholders.

The parties agree that a material breach of the Corporation shall include the Corporation failing to pay (on a timely basis or following notice from the Contractor) to the Contractor any of the fees, expenses or other compensation payable pursuant to Section 4.

3.4. Definition. The effective date on which this Agreement is terminated pursuant to the provisions of this is referred to as the "Termination Date".

Section 4 Compensation; Expenses; Taxes

4.1. Fee for Services. In consideration for the Contractor performing the Services (including the scope set out in Section 1.1), the Corporation shall pay the Contractor the amount of $200,000 Canadian Dollars per year inclusive of any applicable tax. The Contractor will invoice the Corporation the amount of $16,666.67 monthly for the Services rendered in each month (generally within 10 days of the end of each calendar month). The Corporation agrees it shall pay such invoice as directed by the Contractor within fifteen (15) days after receipt thereof.

4.2. Additional Compensation. The Contractor shall be entitled to participate in a wholly discretionary bonus program of the Corporation. Any such entitlement shall be based upon achievement of performance targets or other criteria as the Corporation may, in its sole discretion, decide. In this regard, the Corporation is under no obligation to declare such bonus, unless the Corporation sets out (in mutual agreement with the Contractor or otherwise) milestones or key performance indicators on which, if met or achieved by the Contractor, the Contractor would automatically be entitled to a specific bonus payment. The Contractor acknowledges that there is no guarantee that any allocation of bonus will be made with respect to any particular time frame. For greater clarity, any bonus payment or stock option allocation will be solely in the discretion of the Corporation. The Contractor acknowledges and understands that the Contractor has no entitlement to any bonus unless and until the bonus is paid to the Contractor.

4.3. Options. The Parties acknowledge that the Contractor has been granted certain stock options in the Corporation in accordance with the terms and conditions of the Corporation's current Omnibus Equity Incentive Plan and the Corporation's previous Amended and Restated Incentive Stock Option Plan (together, the "Equity Incentive Plans") and the Corporation's Option Agreement between the Parties (the "Option Agreement"), and that the Contractor may be entitled to additional grants of stock options or other equity incentive securities in the future (at the sole discretion of the Board of Directors of the Corporation). The Contractor acknowledges that any right to exercise those stock options are governed by the terms and conditions of the Equity Incentive Plans, the Option Agreement and any additional option grant agreements.

4.4. Expenses. The Contractor shall be responsible for all expenses incurred by the Contractor in the provision of the Services, provided that the Corporation shall be responsible for all expenses that are pre- approved in writing by the Corporation that are incurred by the Contractor in the performance of the Services. Upon request, the Contractor shall provide to the Corporation vouchers, receipts, statements and other requested documentation in respect of all such expenses.

4.5. Taxes. The Contractor shall be solely responsible for the payment of all federal, state, and local taxes and contributions imposed or required on income, and for all unemployment insurance, social security contributions, and any other payment as a result of receipt by the Contractor of the compensation pursuant to this Agreement.

Section 5 Independent Contractors

5.1. Independent Relationship. In the performance of this Agreement, the Contractor shall at all times act in the Contractor's own capacity as an independent contractor. The Corporation shall not be required to pay for or maintain or make withholdings, remittances or contributions in relation to any employee benefits including Workplace Safety and Insurance Board ("WSIB") coverage or premiums, employment insurance, Canada Pension Plan, Social Security or other similar benefits or levies (in any jurisdiction applicable to the Contractor) nor to pay employer health tax or make withholdings and remittances for income tax in respect of any fees payable by the Corporation to the Contractor pursuant to this Agreement or otherwise. The Contractor shall be solely responsible for making all such payments, withholdings, remittances and contributions in conformity with any applicable legal requirements on the Contractor's own behalf.

5.2. Not an Employee. The Contractor is not an employee of the Corporation and shall not be considered an employee of the Corporation for any purpose, including any Corporation employment policy or any employment benefit plan, and shall not be entitled to any benefits under any such policy or benefit plan (including workers compensation insurance). The Contractor shall not be entitled to receive from the Corporation any benefits whatsoever other than as set out in this Agreement. The Contractor shall not be entitled to the rights and benefits afforded to the Corporation's employees, including participation in any of the Corporation's group insurance plans (including disability and life insurance), vacation pay, overtime pay, termination pay or severance pay, or workers compensation insurance.

5.3. No Severance Pay. The Contractor understands and agrees that, upon termination of the Services or this Agreement for any reason whatsoever, the Corporation shall not be required to provide, and the Contractor shall not be entitled to receive, notice of termination (or termination pay in lieu of notice), severance pay, common law reasonable notice of termination of employment or damages in lieu of such notice, employment insurance benefits, Canada Pension Plan or Social Security payments.

5.4. Independent Contractor Since Start. Notwithstanding anything in this Agreement or otherwise to the contrary, the Parties understand and agree that the Contractor has at all times been an independent contractor with respect to the Corporation since on or about April 23, 2021, and that neither the Contractor nor any of its representatives were or are to be considered an employee, representative, agent or dependent contractor of the Corporation.

5.5. Not an Agent. Neither party shall hold itself out as the principal, agent, representative, employee or employer of the other nor shall either party contract or incur obligations in the name of the other, and except as the Contractor may be authorized from time to time by the Corporation (in writing or otherwise).

Section 6 Ownership of Property

6.1. Corporation Property. The Contractor agrees that during the term of this Agreement and thereafter any and all equipment, devices or other property provided to the Contractor by the Corporation, if any, shall remain the property of the Corporation. The foregoing shall include all property (whether in electronic or hard copy form) including computers, peripherals, software, cellular phones, keys, door passes and any other equipment.

6.2. Return on Termination. Upon termination of this Agreement, the Contractor shall immediately return to the Corporation any and all of the property described in Section 6.1 and shall return to the Corporation any other property which has been leased or rented by the Corporation for use by the Contractor, if any.

6.3. Required Assistance. The Contractor agrees that upon termination of this Agreement the Contractor shall take all reasonable steps required by the Corporation to assist in the orderly transfer of the information, documentation and other property of the Corporation in the possession of the Contractor, including providing all relevant security login information, passwords or keys to allow the Corporation full access to digital assets or other property as required.

Section 7 Indemnification

7.1. Indemnity of the Contractor. The Contractor shall indemnify and save the Corporation and any related or associated companies and their respective boards of directors, officers, employees or agents (together, the "Indemnified Parties"), harmless from and against all claims, actions, demands, suits, liabilities, losses, expenses, costs or damages ("Claims") of every nature and kind whatsoever which the Indemnified Parties may have or suffer arising out of this Agreement, including the performance or non- performance of the Services, and without limiting the generality of the foregoing, all:

(a) Claims regarding the Contractor's failure to comply with applicable laws, regulations or orders, including failure to register, if required, as an employer with the WSIB or similar organizations;

(b) Claims regarding any negligent act, omission or misconduct on the Contractor's part;

(c) Claims regarding any material breach of any of the Contractor's obligations contained in this Agreement; and

(d) Claims regarding WSIB benefits, occupational health and safety, employment standards, bodily injury, death or property damage whether of or caused by the Contractor.

Notwithstanding any other provision of this Agreement, the Corporation shall be responsible to the Contractor only for obligations and payments expressly set forth in this Agreement. The Corporation shall not be liable for any other Claims that the Contractor may have or suffer.

7.2. Indemnity of the Corporation. The Corporation shall indemnify and save the Contractor harmless from and against all:

(a) Claims regarding any negligent act, omission or misconduct on the Corporation's part; and

(b) Claims regarding any material breach of any of the Corporation's obligations contained in this Agreement.

Section 8 Confidentiality and Non-Disclosure

8.1. Definition. For the purposes of this Agreement, the term "Confidential Information" means with respect to the Corporation:

(a) any and all information relating to the Technology or the business of the Corporation, including information relating to past, present and prospective investors / stakeholders/ customers / clients / suppliers, licensors, licensees and their affiliates, including markets, marketing plans, marketing activities, marketing strategies, sales and distribution, Corporation assets and businesses, present or contemplated developments, financial information, financial structure, past, present, or prospective financing arrangements, past, present or prospective customer / client / supplier lists, past, present or prospective partner lists, past, present or prospective consultant lists, past, present or prospective investor lists, techniques of operation, trade secrets, any information regarding ingredients, formulae, formulation and/or recipes for the manufacture and/or compounding of the products made by the Corporation or its affiliates, programs, requirements, business strategies, business plans, business opportunities, business proposals, concepts, ideas, products, plans, apparatus, devices, materials, technology, know-how, technical data and information, technical developments, research and development, data, records, sketches, photographs, drawings, specifications, samples, reports, manuals, documents, prototypes, hardware, software, telecommunication, and other equipment, working materials, processes, findings, inventions (whether or not patentable and whether they are trade secrets or not), developments, formulations, compounds, applications, methods of manufacture, techniques, costs, pricing information, pricing strategies, pricing or timing of any contracts, as well as the similar confidential information of third parties that the Corporation has or is obligated to keep confidential;

(b) information respecting the identity of any past, present, or prospective investors / stakeholders/ customers / clients / suppliers of the Corporation;

(c) information otherwise disclosed to the Corporation on a confidential basis by third parties;

(d) information otherwise specifically identified in writing to the Contractor as confidential information; and

(e) information which, in the reasonable judgment of a person within the industry, would be considered to be confidential.

8.2. Confidentiality. The Contractor shall hold in strict confidence all Confidential Information that the Contractor has access to arising from or related to this Agreement. During the term of this Agreement and any time thereafter in perpetuity, the Contractor will not directly or indirectly disclose to any third party or use for any other purpose than that of carrying out authorized activities on behalf of the Corporation and in accordance with the Corporation's policies, guidance, and procedures, and/or as expressly authorized by the Corporation, Confidential Information in any form, whether written, graphic, oral or other form.

8.3. Required Actions. The Contractor's obligations of confidentiality pursuant to Section 8.2 include:

(a) taking reasonable steps to prevent third parties from obtaining, examining and/or making copies of any Confidential Information or other information, documents or papers (whether in tangible or intangible form) relating to the Corporation or its business, prepared by the Contractor or that come into the Contractor's possession or under the Contractor's control by reason of this Agreement;

(b) using the Contractor's reasonable efforts to follow all confidentiality, security and information technology policies of the Corporation;

(c) using the Confidential Information solely as may be required in connection with the Contractor's duties hereunder and strictly in accordance with policies, procedures and instructions prescribed by the Corporation; and

(d) upon termination of this Agreement, turning over to the Corporation all documents or papers (whether in electronic or hard copy form) and any other property or materials in the Contractor's possession or under the Contractor's control that contain or constitute Confidential Information or otherwise relate to the business of the Corporation or its past, present and prospective customers / clients / suppliers.

8.4. Exception. The Corporation agrees that Confidential Information does not include information which is:

(a) widely and generally available to the public other than by breach of obligations of confidence owed by the Contractor;

(b) rightfully received by the Contractor, outside of the course of the Contractor's work for the Corporation including this Agreement, from a third party without confidentiality limitations (as can be demonstrated by the Contractor by reference to the Contractor's records);

(c) independently developed by the Contractor without recourse to any Confidential Information of the Corporation or its past, present, or prospective customers / clients / suppliers or others (as can be reasonably demonstrated by the Contractor by reference to the Contractor's records) and which is developed outside the course of this Agreement and does not breach the Contractor's obligations to the Corporation pursuant to this Agreement nor otherwise conflict with the Corporation's business;

(d) known to the Contractor prior to first receipt of the same in the course of the Contractor's work for the Corporation under this Agreement or otherwise (as can be demonstrated by the Contractor by reference to the Contractor's records);

(e) permitted to be disclosed by law under any applicable "whistleblower" legislation; and/or

(f) required to be disclosed by law or court order (provided that the Contractor promptly advises the Corporation of the demand to disclose such information so that the Corporation can seek appropriate protective orders).

8.5. Co-Mingled Information. The mingling of Confidential Information with information that falls within one or more of the exceptions in Section 8.4 shall not impair the status of, or obligations of confidence and non-use respecting, the confidential parts. Further, even if one piece of information may not be confidential, but in combination with other information, in the aggregate is confidential, shall constitute Confidential Information.

Section 9 Restrictive Covenants

9.1. Definitions. For the purposes of this Section 9, the term:

(a) "Client" means any person, entity, enterprise, association or business who, at any time during the 12 months immediately prior to the Termination Date, paid any compensation, consideration and/or remuneration to the Corporation for or in connection with the purchase and/or sale of services or products offered by the Corporation, and with whom the Contractor had contact in connection with the provision of the Services to the Corporation, and provided that the parties agree that a "Client" shall only include only those persons, entities, enterprises, associations or businesses with whom the Contractor personally has had significant dealings by virtue of performing the Services.

(b) "Personnel" means any person or entity who was an employee or agent or independent contractor of or to the Corporation on the Termination Date, or within 12 months prior to such the Termination Date.

9.2. Non-Solicitation of Personnel. During the Contractor's provision of the Services and for 12 months after the Termination Date, the Contractor shall not, on the Contractor's own behalf or on behalf of any other person, entity, enterprise, association or business other than the Corporation, for any reason, directly or indirectly:

(a) encourage, persuade, induce or assist (or attempt to do any of the foregoing) any Personnel to terminate or alter their relationship with the Corporation;

(b) contact or communicate with (or attempt to contact or initiate communication with) any Personnel regarding the potential for such Personnel to terminate or alter their relationship with the Corporation; or

(c) recruit or solicit (or attempt to assist any person or entity in doing so) any Personnel for the purpose of trying to persuade such Personnel to terminate or alter their relationship with the Corporation.

Nothing in this Section 9.2 shall prevent the Contractor from engaging in discussions with any Personnel who have had their employment or engagement with the Corporation terminated (without any actions on the part of the Contractor in breach of this Section 9.2 to induce such termination) or to engage in general solicitation activities.

9.3. Non-Solicitation of Clients. During the Contractor's provision of the Services and for 12 months after the Termination Date, the Contractor shall not, on the Contractor's own behalf or on behalf of any other person, entity, enterprise, association or business other than the Corporation, for any reason, directly or indirectly, solicit or contact (or attempt to solicit or contact) any Client of the Corporation for the purpose of trying to persuade such Client to terminate, reduce, alter or divert business with or from the Corporation or in any way interfere with the relationship between a Client and the Corporation.

Section 10 General Terms.

10.1. Governing Law. This Agreement will be governed by, and construed and enforced in accordance with, the laws in force in the Province of Ontario and the federal laws of Canada applicable therein (excluding any conflict of laws rule or principle which might refer such construction to the laws of another jurisdiction). The parties agree to submit to the jurisdiction of the courts of the Province of Ontario and the federal courts of Canada in the Province of Ontario and waive any objection relating to improper venue or forum non conveniens to the conduct of any proceeding in any such court.

10.2. Entire Agreement. This Agreement, together with any agreements, documents and other instruments delivered or entered into pursuant or ancillary hereto, constitutes the entire agreement between the parties pertaining to the subject matter hereof and supersedes any and all prior agreements, negotiations, discussions, and understandings, written or oral, between the parties. Except as otherwise expressly provided in this Agreement, there are no representations, warranties, conditions, other agreements, or acknowledgements, whether direct or collateral, express or implied, that form part of or affect this Agreement. The execution of this Agreement has not been induced by, nor do either of the parties rely upon or regard as material, any representations, warranties, conditions, other agreements, or acknowledgements not expressly made in this Agreement.

10.3. Assignment. Neither the rights nor obligations under this Agreement shall be assigned or otherwise disposed of without the prior written consent of the non-assigning party, provided that: (a) the Contractor shall be permitted to subcontract the Services provided that the Contractor shall still remain responsible for the same; and (b) the Contractor may assign its rights and obligations hereunder to a wholly-owned holding company (or to a trust the beneficiaries of which are the Contractor and/or his family members) upon written notice to the Corporation.

10.4. Amendments and Waivers. No amendment to this Agreement shall be valid or binding unless in writing and duly, executed by both parties. No waiver of any breach of any term or provision of this Agreement shall be effective or binding unless made in writing and signed by the party purporting to give the same and, unless otherwise provided in the written waiver, shall be limited to the specific breach waived.

10.5. Construction. The parties agree that the terms and conditions of this Agreement are the result of negotiations between the parties and that this Agreement will not be construed in favour of or against either party by reason of the extent to which that party or its professional advisors participated in the preparation of this Agreement.

10.6. Restrictions Reasonable. The Contractor confirms that all restrictions in Section 8, Section 9.2 and Section 9.3 are reasonable and valid. The Contractor waives all defences to the strict enforcement of such restrictions by the Corporation.

10.7. Severability. In the event that any provision (or any portion of a provision) of this Agreement will for any reason be held by a court of competent jurisdiction to be invalid, illegal, or unenforceable for any reason, such invalidity, illegality or unenforceability will not affect any other provision hereof or thereof and this Agreement will be construed as if such invalid, illegal or unenforceable provision (or portion of a provision) had never been contained herein or therein in regards to that particular jurisdiction. In such circumstances, the parties agree to negotiate amendments to this Agreement designed to restore to the parties the respective positions they held pursuant to Agreement prior to the modification. Furthermore, if a court of competent jurisdiction would otherwise declare any portions of Section 9 void or unenforceable in the circumstances, such portions of Section 9 shall be reduced in scope, territory and/or duration of time to such an extent that such court would hold the same to be enforceable in the circumstances. The portions of Section 9 with respect to scope, territory and duration shall be separate and distinct and fully severable without affecting the enforceability of the entirety of Section 9.

10.8. Publicity. The Contractor and the Corporation shall not originate any publicity, news release, public statement or public announcement, whether written or oral, relating to the Services or this Agreement, without the prior written consent of the other party. The Contractor and the Corporation shall not use each other's name in any advertising material without the prior written consent of the other party, which consent may be arbitrarily withheld, and provided that the Corporation may refer to the Contractor as the Principal Scientist and to a biography or CV of the Contractor approved in writing by the Contractor.

10.9. Notices. Any consent, approval, notice, request, or demand required or permitted to be given by one party to the other shall be in writing in person or by email to be effective and shall be deemed to have been given on the earlier of receipt (including confirmation by email) or the fifth day after mailing by registered mail or by email as follows:

(a) if to the Corporation, to it at: ADURO CLEAN TECHNOLOGIES INC.,                                                                                , and by email to                          ; and

(b) if to the Contractor, at:                                        , and by email to                                  ,

or such other address or email as may have been designated by written notice. Any consent, approval, notice, request or demand aforesaid if delivered or transmitted electronically (by email or otherwise) shall be deemed to have been given on the date of such delivery or transmission. Any such delivery shall be sufficient if left with an adult person at the above address of the Contractor in the case of the Contractor, and if left with the receptionist at the above address of the Corporation in the case of the Corporation. Either party may change its address for service, from time to time by notice to the other party given in accordance with the foregoing.

10.10. Force Majeure. Neither Party will be liable for failures or delays in performance due to causes beyond such Party's reasonable control, including any act of God, fire, earthquake, flood, storm, natural disaster, accident, pandemic, labor unrest, civil disobedience, act of terrorism, or act of government, provided that the Corporation's inability to meet financial obligations is expressly excluded as an excuse for a failure or delay in performance.

10.11. Binding Agreement. This Agreement shall enure to the benefit of and be binding upon the Contractor and the Corporation and their respective personal representatives, heirs, executors, administrators, successors and permitted assigns.

10.12. Provisions Which Operate Following Termination of the Services. Notwithstanding any termination of the provision of the Services under this Agreement for any reason whatsoever, the provisions of Section 6 (Ownership of Property), Section 7 (Indemnification), Section 8 (Confidentiality and Non- Disclosure) and Section 9 (Restrictive Covenants) shall continue in full force and effect following such termination.

10.13. Counterparts. This Agreement will be electronically signed through DocuSign or otherwise and those electronic signatures are the same as handwritten signatures for the purposes of creating a valid, binding, and admissible agreement.

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(Signature page follows)

IN WITNESS WHEREOF this Agreement has been duly executed by the parties effective as of April 19, 2024.

ADURO ENERGY INC.

By:	/s/ Ofer Vicus
Name: Ofer Vicus
Title: Chief Executive Officer

/s/ W. Marcus Trygstad
W. MARCUS TRYGSTAD

Execution Copy

OWNERSHIP OF WORKS AGREEMENT

This Ownership of Works Agreement (this "Agreement") is made as of April 19, 2024 between:

W. MARCUS TRYGSTAD (the "Contractor")

- and -

ADURO ENERGY INC. (the "Corporation")

RECITALS

A. The business of the Corporation includes developing, protecting, and commercializing chemical technology for transforming low-value feedstocks into higher-value products, including Hydrochemolytic™ technology (HCT) for upcycling waste plastics and for upgrading renewable oils, plastics, and heavy oils to obtain higher-value products (the "Technology").

B. The Contractor has previously and continuously provided services to the Corporation as an independent contractor since on or about April 23, 2021 without previously having entering into a written agreement in respect thereto, including in respect of any terms related to the ownership of Intellectual Property (as defined herein) of the Corporation.

C. In the course of the Contractor's engagement by the Corporation, the Contractor created for and on behalf of the Corporation certain Corporation Works (as defined herein), which both the Contractor and the Corporation intended would be owned by the Corporation.

D. Before and during the period of time up to the date of this Agreement, and after the date hereof (whether or not the Contractor is engaged by the Corporation), the Contractor has created, and will continue to create, certain Exempt Works (as defined herein) and other Intellectual Property of the Contractor, for which the parties agree the Corporation will have no ownership interest.

E. The parties wish to formalize their agreement regarding: (a) the Corporation's ownership of the Corporation Works and confirm the transfer and assignment of any and all ownership rights, including copyright, in the Corporation Works from the Contractor to the Corporation; and (b) the Contractor's ownership of the Exempt Works.

F. This Agreement is entered into pursuant to the Contractor Agreement (as defined herein).

NOW THEREFORE in consideration of the premises and the mutual covenants and agreements hereinafter contained, the parties hereto hereby mutually covenant and agree as follows:

Section 1 Interpretation

1.1. Definitions. In this Agreement the following terms will have the meanings indicated below:

(a) "Claim" means any actual, threatened, or potential civil, criminal, administrative, regulatory, arbitral, or investigative claim, demand, allegation, action, suit, investigation, or proceeding.

(b) "Confidential Information" means: (i) the Corporation Works; (ii) any and all information of the Corporation designated as proprietary or confidential by the Corporation; (iii) any and all unmarked information that a reasonable person would understand to be confidential in the circumstances; (iv) any and all information relating to the Technology or the business of the Corporation; and (v) any and all Intellectual Property of the Corporation which may be contained in or discernible from any form whatsoever.

(c) "Contractor Agreement" means the Independent Contractor Agreement dated April 15, 2024 between the Contractor and the Corporation.

(d) "Corporation Works" means any and all works created by the Contractor for the Corporation (including works related to Intellectual Property of the Corporation) in connection with the Contractor's engagement by the Corporation, whether prior to or after the date of this Agreement and including specifications, ideas, inventions, discoveries, developments, know-how, business plans, information, procedures, recipes, specifications, techniques, technologies, data, materials, documents, notes, manuals, reports, studies, photographs, sketches, flow charts, drawings, designs, schematics, prototypes, and products, including the structure, sequence, and organization thereof and improvements, enhancements, and modifications thereto, and all records and copies of records in respect thereof relating to or in connection with the Technology or the Corporation's business that the Contractor may solely or jointly conceive or develop or reduce to practice, or cause to be conceived or developed or reduced to practice, or otherwise in connection with the Contractor's engagement by the Corporation, but in any case does not include any of the Exempt Works (including any part thereof).

(e) "Exempt Works" means any and all works created by the Contractor (including works related to Intellectual Property of the Contractor) other than: (i) the Corporation Works; or (ii) in connection with the Contractor's engagement by the Corporation, whether prior to or after the date of this Agreement and including specifications, ideas, inventions, discoveries, developments, know-how, business plans, information, procedures, recipes, specifications, techniques, technologies, data, materials, documents, notes, manuals, reports, studies, photographs, sketches, flow charts, drawings, designs, schematics, prototypes, and products, including the structure, sequence, and organization thereof and improvements, enhancements, and modifications thereto, and all records and copies of records in respect thereof: (i) the Contractor may solely or jointly conceive or develop or reduce to practice, or cause to be conceived or developed or reduced to practice, or otherwise not in connection with the Contractor's engagement by the Corporation or through the use of any Confidential Information, and all Intellectual Property of the Contractor in respect of the foregoing, any of which may be contained in or discernible from any form whatsoever, including oral, documentary, magnetic, electronic, graphic, or digitized form or by demonstration or observation, including the specific works described in Schedule A (Exempt Works).

(f) "Intellectual Property" means any and all: (i) all inventions, processes, business systems, discoveries, developments, or improvements, whether or not patentable or the subject of patents (or applications therefore); (ii) all copyright-protected works (including all works of authorship, literary, artistic, dramatic, musical works and software), including the benefits of any moral rights and waivers of moral rights; (iii) all brand names, logos, slogans, product names, service names, trademarks, trade dress, corporate names, business names, trade names, and domain names, all whether or not registrable or subject of registrations (or applications for registration) and all goodwill associated therewith; (iv) all designs and industrial designs, mask works (including integrated circuit topographies) whether or not patentable or registrable, and whether or not patented or registered or the subject of applications for registration; (v) all formulae, algorithms, hardware, techniques, methods, documentation, trade secrets, know-how, and any proprietary confidential information or material having value; and (vi) all other intellectual and industrial property, tangible or intangible, in any form or media, whether or not registered or subject of applications for registration.

(g) "Loss" means any loss, liability, or damage (including taxes and related penalties) and any related costs or expenses, including reasonable legal fees on a full indemnity basis and expenses and costs of litigation, settlement, judgement, appeal, interest, and penalties.

1.2. Extended Meanings. In this Agreement, unless the context requires otherwise, words importing the singular include the plural and vice versa and words importing gender include all genders and the terms "include" and "including" will also mean "include without limitation" and "including without limitation" respectively.

1.3. Entire Agreement. This Agreement, together with any agreements, documents and other instruments delivered or entered into pursuant or ancillary hereto, constitutes the entire agreement between the parties pertaining to the subject matter hereof and supersedes any and all prior agreements, negotiations, discussions, and understandings, written or oral, between the parties. Except as otherwise expressly provided in this Agreement, there are no representations, warranties, conditions, other agreements, or acknowledgements, whether direct or collateral, express or implied, that form part of or affect this Agreement. The execution of this Agreement has not been induced by, nor do either of the parties rely upon or regard as material, any representations, warranties, conditions, other agreements, or acknowledgements not expressly made in this Agreement.

Section 2 Ownership of Corporation Works

2.1. Ownership of Corporation Works. The Contractor has, in the course of the Contractor's engagement with the Corporation whether prior to or after the date of this Agreement, created or developed Corporation Works. The Contractor acknowledges, agrees, and confirms that, notwithstanding any provision to the contrary in any other agreement, document, or instrument between the parties:

(a) as between the parties, the Corporation owns all right, title, and interest in and to any and all Corporation Works, including any copyright that the Contractor may have in or to the Corporation Works, including all versions and iterations of the Corporation Works;

(b) nothing contained in the terms and conditions of this Agreement or in any other agreement, document, or instrument entered into between the parties will be construed as granting or conferring any rights, by licence or otherwise, in any Corporation Works to the Contractor; and

(c) as between the parties, the Corporation will have sole discretion to deal with any and all Corporation Works and the Contractor will have no right to deal with any Corporation Works.

2.2. Exclusion. Nothing in this Agreement will be construed as granting or conferring any rights, by licence or otherwise, in the Exempt Works to the Corporation.

2.3. Waiver of Moral Rights. In the event that the Contractor is the author of certain Corporation Works, the Contractor hereby irrevocably and unconditionally waives to and in favour of, and for the exclusive benefit of, the Corporation any and all claims to its moral rights arising under applicable law, including the Copyright Act (Canada) or any similar legislation in any applicable jurisdiction, or at common law, that the Contractor may have now or in the future with respect to the Corporation Works, including any rights the Contractor relating to the Contractor's name being associated with the Corporation Works or not associated with the Corporation Works, to prevent the alteration, translation or destruction of the Corporation Works, and to control the use of the Corporation Works in association with any product, service, cause, or institution. The Contractor acknowledges and agrees that this waiver may be invoked by the Corporation or any of its affiliates or any of their respective successors, assignees, designees, or nominees in respect of any or all of the Corporation Works. The Contractor will cooperate with any and all reasonable requests made by the Corporation to waive its moral rights in or to the Corporation Works.

2.4. Waiver of Right to Restrain Publication. The Contractor does not reserve, and hereby unconditionally and irrevocably waives, any right it may have to restrain the publication of any Corporation Works. The Contractor will cooperate with any and all reasonable requests made by the Corporation to waive its right to restrain publication of the Corporation Works.

2.5. Assignment of Corporation Works. The Contractor agrees to, without further compensation by the Corporation, assign to the Corporation or its designee all of the Contractor's right, title, and interest in and to any and all Corporation Works, including the Contractor's copyright in the Corporation Works. To the extent that an assignment of copyright is necessary to transfer the copyright of any Corporation Works to the Corporation, this Agreement will operate as an assignment of copyright for any copyright that the Contractor has in or to the Corporation Works. The Contractor will cooperate with any and all reasonable requests made by the Corporation to assign its copyright in or to the Corporation Works.

2.6. Intellectual Property Registrations. The Contractor will assist the Corporation and its designees, at the Corporation's expense, in every way to secure the Corporation's rights in and to the Corporation Works in any and all jurisdictions, including the disclosure to the Corporation of all pertinent information and data with respect thereto, the execution of any and all applications, specifications, oaths, assignments, and all other instruments which the Corporation will deem necessary or desirable in order to apply for and obtain such rights and in order to assign and convey to the Corporation and its affiliates and their respective successors, assigns, designees, and nominees the sole and exclusive rights, title, and interest in and to such Corporation Works. If the Corporation is unable because of the Contractor's mental or physical incapacity or for any other reason to secure the Contractor's signature to apply for or to pursue any application for any Canadian or foreign patents or copyright registrations covering Corporation Works assigned to the Corporation pursuant to this Agreement, the Contractor hereby irrevocably and unconditionally designates and appoints the Corporation and its respective duly authorized designees as the Contractor's agent and attorney in fact, to act for and in the Contractor's behalf and stead to execute and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of letters patent or copyright registrations thereon with the same legal force and effect as if executed by the Contractor.

2.7. Covenant Not to Sue. The Contractor agrees to not, and hereby unconditionally and irrevocably waives any right the Contractor may have to, bring, institute, or prosecute any Claim against the Corporation or in any manner whatsoever aid in or support the bringing, institution, or prosecution of any Claim arising out of or in connection with the Corporation Works, including any Claim seeking to invalidate the Corporation's ownership of, or Intellectual Property rights in, any Corporation Works in whole or in part.

2.8. Documentary Evidence. Upon request by the Corporation at any time and from time to time, the Contractor will provide the Corporation with such documents and instruments as the Corporation may reasonably require in order to demonstrate to the Corporation's reasonable satisfaction that the Contractor is in compliance with its obligations pursuant to this Section 2, including agreements with third-party authors evidencing the transfer and assignment of ownership of the Corporation Works to the Corporation and waiver of moral rights in and to the Corporation Works to and in favour of, and for the exclusive benefit of, the Corporation.

2.9. Expenses. The Corporation shall at all times bear any and all costs and expenses incurred in connection with the execution and conveyance of any and all documents relating to the transfer and assignment of ownership of the Corporation Works (including notary and courier fees).

2.10. Compensation. If the Contractor Agreement is terminated and the Corporation requests any action on the part of the Contractor following the date of such termination in connection with transfer and assignment of ownership of the Corporation Works, then the Corporation shall be obligated to compensate the Contractor for all time spent by the Contractor on such matter that exceeds one hour of time in any calendar year.

Section 3 Ownership of Exempt Works

3.1. Ownership of Exempt Works. The Corporation acknowledges, agrees, and confirms that, notwithstanding any provision to the contrary in any other agreement, document, or instrument between the parties:

(a) as between the parties, the Contractor owns all right, title, and interest in and to any and all Exempt Works, including all versions and iterations of the Exempt Works;

(b) nothing contained in the terms and conditions of this Agreement or in any other agreement, document, or instrument entered into between the parties will be construed as granting or conferring any rights, by licence or otherwise, in any Exempt Works to the Contractor; and

(c) as between the parties, the Corporation will have sole discretion to deal with any and all Exempt Works and the Corporation will have no right to deal with any Exempt Works.

3.2. Covenant Not to Sue. The Corporation agrees to not, and hereby unconditionally and irrevocably waives any right the Corporation may have to, bring, institute, or prosecute any Claim against the Contractor or in any manner whatsoever aid in or support the bringing, institution, or prosecution of any Claim arising out of or in connection with the Exempt Works, including any Claim seeking to invalidate the Contractor's ownership of, or Intellectual Property rights in, any Exempt Works in whole or in part.

Section 4 Representations, Warranties and Indemnities

4.1. Representations and Warranties of the Contractor. The Contractor represents, warrants, and covenants to and in favour of the Corporation that:

(a) this Agreement is a legal, valid, and binding obligation of the Contractor enforceable against the Contractor and the Contractor's successors and permitted assigns in accordance with the terms hereof, except as that enforcement may be limited by bankruptcy, insolvency, and other similar laws affecting the rights of creditors generally and except that equitable remedies may be granted only in the discretion of a court of competent jurisdiction;

(b) the Contractor has not infringed the Intellectual Property rights of any person in connection with the creation of the Corporation Works;

(c) none of the Exempt Works form a part of the Intellectual Property of the Corporation or the Corporation Works that the Contractor has created, developed and/or contributed to (whether directly or indirectly), in the course of the Contractor's engagement with the Corporation (in particular, as it relates to the Technology); and

(d) this Agreement fully and accurately reflects and expresses the original intentions and expectations of the Contractor regarding the ownership of the Corporation Works by the Corporation;

4.2. Representations, Warranties and Indemnities of the Corporation. The Corporation represents, warrants, and covenants to and in favour of the Contractor that:

(a) this Agreement is a legal, valid, and binding obligation of the Corporation enforceable against it and the Corporation's successors and permitted assigns in accordance with the terms hereof, except as that enforcement may be limited by bankruptcy, insolvency, and other similar laws affecting the rights of creditors generally and except that equitable remedies may be granted only in the discretion of a court of competent jurisdiction;

(b) the Corporation does not have any ownership interest in the Exempt Works, and the Exempt Works do not (and will not), in whole or in part, infringe, violate, or constitute a misappropriation of any Intellectual Property of the Corporation (including the Corporation Works); and

(c) this Agreement fully and accurately reflects and expresses the original intentions and expectations of the Corporation regarding the ownership of the Exempt Works by the Contractor.

4.3. Injunctive and Equitable Relief. Each party acknowledges and agrees (as may be applicable to either party in connection with a breach of any obligations in this Agreement) that:

(a) its compliance with its obligations pursuant to this Agreement is necessary to protect the Intellectual Property, proprietary information, business, goodwill, and proprietary interests of the other party;

(b) its breach of any such obligations will give rise to irreparable harm or injury to the non-breaching party that may not be adequately compensable with monetary damages;

(c) the non-breaching party may, in addition to any other remedy, enforce the performance of this Agreement by way of equitable relief, including interim, interlocutory or final injunctive relief or specific performance, upon application to a court of competent jurisdiction without proof of actual damages, without a requirement that a finding of irreparable harm or other criteria for the awarding of injunctive relief be made and without the requirement of posting a bond or other security; and

(d) notwithstanding that damages may be readily quantifiable, the breaching party will not plead sufficiency of damages as a defence in any such proceeding.

Section 5 General Terms.

5.1. Governing Law. This Agreement will be governed by, and construed and enforced in accordance with, the laws in force in the Province of Ontario and the federal laws of Canada applicable therein (excluding any conflict of laws rule or principle which might refer such construction to the laws of another jurisdiction). The parties agree to submit to the jurisdiction of the courts of the Province of Ontario and the federal courts of Canada in the Province of Ontario and waive any objection relating to improper venue or forum non conveniens to the conduct of any proceeding in any such court.

5.2. Severability. In the event that any provision (or any portion of a provision) of this Agreement will for any reason be held by a court of competent jurisdiction to be invalid, illegal, or unenforceable for any reason, such invalidity, illegality or unenforceability will not affect any other provision hereof or thereof and this Agreement will be construed as if such invalid, illegal or unenforceable provision (or portion of a provision) had never been contained herein or therein in regards to that particular jurisdiction. In such circumstances, the parties agree to negotiate amendments to this Agreement designed to restore to the parties the respective positions they held pursuant to Agreement prior to the modification.

5.3. Assignment. Neither this Agreement nor any of the rights or obligations pursuant hereto may be assigned by the Contractor without the prior written consent of the Corporation. The Corporation may assign this Agreement to a purchaser in connection with the sale of all or substantially all the assets of the Corporation.

5.4. Amendments. This Agreement may only be amended, supplemented or otherwise modified by written agreement duly executed and delivered by both parties.

5.5. Construction. The parties agree that the terms and conditions of this Agreement are the result of negotiations between the parties and that this Agreement will not be construed in favour of or against either party by reason of the extent to which that party or its professional advisors participated in the preparation of this Agreement.

5.6. Further Assurances. The Contractor agrees to sign all other instruments and to do and perform all other acts which may be necessary or desirable in order to give full effect to this Agreement without further compensation by the Corporation.

5.7. Counterparts. This Agreement may be executed in any number of counterparts (including counterparts by electronic transmission and email in PDF or similar transmissions) and all such counterparts taken together will be deemed to constitute one and the same instrument. The parties agree that the electronic signatures, whether digital or encrypted, of the parties included in this Agreement, if any, are intended to authenticate this writing and to have the same force and effect as manual signatures.

IN WITNESS WHEREOF this Agreement has been duly executed by the parties effective as of as of April 19, 2024.

/s/ W. Marcus Trygstad
W. MARCUS TRYGSTAD

ADURO ENERGY INC.

By:	/s/ Ofer Vicus
Name: Ofer Vicus
Title: Chief Executive Officer

Schedule A

Exempt Works

The Exempt Works created by the Contractor (being other than the Corporation Works or any works in connection with the Contractor's engagement by the Corporation) include copyright or other Intellectual Property reduced to writing by the Contractor in connection with the following:

(a) Field. Process analysis of materials in streams and processes related to: (i) the production, transmission, and processing of natural gas or non-hydrocarbon gases such as carbon dioxide and hydrogen, and (ii) hydrocarbon fuel blending operations for the purpose of analyzing the properties and/or composition and/or purity of such materials.

(b) Scope. Performance of the foregoing analysis by the novel application of molecular spectroscopy technology and methodology, alone or in combination with other online analytical techniques to overcome limitations or undesirable features of established process analytical approaches. In the case of streams and processes related to the production, transmission, and processing of natural gas, information from the analysis relates to that obtained commonly by the application of gas chromatography and tunable diode laser spectroscopy.

(c) Nature. The principal technology involves Fourier transform infrared ("FTIR") spectrometers and spectral analysis algorithms configured to optimize analytical performance and provide improved fidelity and actionability compared customarily-configured FTIR spectrometers and analysis algorithms.

The foregoing applies to Exempt Works as at the date of this Agreement and as the Contractor may create similar Exempt Works in the future, whether or not protected by a registered patent, trademark or copyright in any jurisdiction now or in the future.

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